Exhibit 10
BUFFALO WILD WINGS
Lease
THIS LEASE has been made and entered into as of December 7, 2009, by and between Centrup Hospitality, LLC (“Landlord”), and AMC Marquette, Inc., a Michigan corporation, dba Buffalo Wild Wings (“Tenant”).
WITNESSETH:
In consideration of the mutual undertakings herein contained, and intending to be legally bound, Landlord and Tenant agree as follows:
ARTICLE 1
Definitions
1.1 Definitions. When used in this Lease, the following defined terms shall carry the definitions which follow them, unless the context clearly indicates to the contrary:
(a) “Exterior Areas” means all portions of the Property available for use by tenants and their invitees, and not intended to be leased, such as, without limitation, all parking areas, driveways, dumpster areas and sidewalks, but excluding detention/retention areas, roofs, buildings, or areas serving, or for the sole benefit of any singular tenant.
(b) “Lease Year” means the 12-month period beginning on February 1 of each year and ending on the following January 31.
(c) “Premises” means that space in the Property shown outlined on Exhibit B attached hereto, which shall include an approximately 5,588 square foot building, parking lots, and an outdoor seating area along the east wall of the building (which outdoor seating area shall accommodate 48 people), and which outdoor seating area shall be included in the Rent (no additional rent for the outdoor seating area). Landlord’s estimate of the square feet (excluding the outdoor seating area) is based on the dimensioned layout of the Premises attached as Exhibit B-1 hereto. On or before Landlord delivers possession to Tenant, Landlord shall measure and report to Tenant the actual dimensions and square footage of the Premises. If the square footage (excluding the outdoor seating area) varies by more than 10 feet from 5,588 square feet, then either party may require the other to enter into an amendment to this Lease adjusting Tenant’s Base Rent to reflect the actual square footage of the Premises.
(d) “Property” means the real estate legally described on Exhibit A hereto and shown on Exhibit B, including the Premises, Country Inn & Suites, and the real estate to the west of the Premises labeled State Farm on Exhibit B, including without limitation the parking lots and driveway.

1

(e) “Rent” means Base Rent, Additional Rent and all other amounts or charges payable by Tenant under any provision of this Lease, all of which shall be deemed payable by Tenant in consideration of the demise of the Premises.
(f) “Taxes” means all ad valorem real estate taxes levied or billed by any governmental unit during the Term in respect of the Property or the Premises, or both, or any part thereof; provided, however, that in the case of special assessments payable in installments, only current installments shall be included in the definition of Taxes for any one calendar year, and only those assessed subsequent to the commencement of this Lease. Taxes shall include any governmental charge levied in lieu of all or any part of the ad valorem taxes and shall not include capital charges, paybacks; or special assessments existing prior to the Lease Commencement Date. Tenant may, at its sole cost and expense, contest Taxes with the assessing governmental authority.
(g) “Zoning” means that the Premises on the Property are currently zoned and allow the use and services to be provided by Tenant with parking sufficient to satisfy the Ordinances of the County of Marquette and/or Township of Marquette, including the exclusive use of an outside patio for the sale of food and alcoholic beverages.
1.2 Gender; Singular and Plural. Whenever in this Lease words, including pronouns, are used in the masculine, they shall be read in the feminine or neuter whenever they would so apply and vice versa, and words in this Lease that are singular shall be read as plural whenever the latter would so apply and vice versa.
ARTICLE 2
Demise of Premises; Possession
2.1 Demise of Premises; Term.
(a) Landlord leases the Premises to Tenant, and Tenant hires the Premises from Landlord, on the terms and subject to the conditions contained herein, for a term of fifteen (15) years, beginning one hundred twenty (120) days after possession is delivered to Tenant with Landlord’s work substantially complete for purposes of commencing Tenant buildout or when Tenant opens for business, whichever is earlier (the “Commencement Date”), and ending one hundred eighty (180) months later (the “Termination Date”), unless sooner terminated as provided herein (the “Term”). “Substantially complete” means that Landlord’s work is completed to the extent that no more than a traditional punch list of items that must be fixed or repaired remain to be completed, which punch list of repair items shall be repaired within twenty (20) days of delivery of the punch list by Tenant to Landlord. If Tenant is not then in default, Tenant shall have the option of extending this Lease for three (3) additional five (5) year terms, under the same terms and conditions herein, and conditional upon providing Landlord written notice one hundred eighty (180) days prior to the Termination Date or the last day of any preceding option term.

(b) Landlord reserves, upon prior notice to Tenant, the right to repair and replace pipes, ductwork, wires and the like through the Premises as necessary upon prior notice. Landlord shall use all reasonable efforts to make all such installations and perform all work related thereto so as to minimize any unreasonable interference with or interruption of the business operations of Tenant as provided herein.
2.2 Use of Premises.
(a) Tenant shall use and occupy the Premises for the purposes of a Buffalo Wild Wing’s Restaurant, and for no other purpose without Landlord’s prior written consent (which shall not be unreasonably withheld by Landlord). Tenant shall have the exclusive right to: (i) operate a sports themed restaurant; and (ii) operate a restaurant and/or bar that primarily serves chicken wings with two or more sauces as a dominant menu item over other menu items.
(b) Tenant shall not use the Premises, or permit the Premises to be used, in a manner that constitutes a violation of any applicable law, order, ordinance, or regulation nor shall Tenant commit any waste in the Premises, or permit anything to be done on the Premises that creates a nuisance. Tenant shall not permit morally offensive, promiscuous or pornographic activities on the Premises.
(c) Landlord agrees: (i) that Tenant’s exclusive use includes the use of an outside patio with sale of alcoholic beverages and food, which does not violate the Lease provisions; (ii) that the sale of alcoholic beverages in the outdoor area is recognized and is permissible and does not violate such provisions; (iii) that the sound and video systems to be used by Tenant on the interior of the premises are not violative of the use of Tenant (so long as they do not unreasonably disrupt other tenants); and (iv) that there shall be four (4) small satellite dishes placed upon the roof of the premises in inconspicuous locations. The standard of operation shall be the standard provided by the Franchisor for operation of a typical Buffalo Wild Wings restaurant in compliance with the Tenant’s Franchise requirements.
(d) Landlord agrees to the following Tenant requirements:
(i)
Tenant shall have the right to incorporate standard Buffalo Wild Wings Gen. 4.1 Trade Dress to the exterior of the Premises with associated signage and awnings. Landlord will cooperate to obtain all approvals from the Township of Marquette.

(ii)
The Landlord will provide adequate parking and handicap spaces as shown on the proposed site plan (projected total spaces: 125). All parking is open, but restricted to Property tenants, employees and customers, provided that the Storm easement property is non-exclusive. Landlord will provide four (4) carry-out reserved parking spaces in front of Tenant’s space to serve Tenant’s customers. Landlord shall insure that Tenant is able to use the driveway and parking area immediately to the west of the Premises as shown on Exhibit B as “State Farm” for its use and the use of Tenant’s employees, customers, invitees and guests.

(iii)
Landlord shall provide Tenant with a staging area for two (2) eight (8) yard dumpsters for the exclusive use of the restaurant. Tenant shall be responsible for maintaining such dumpsters and surrounding area in a clean, neat and acceptable manner, in accordance with industry standards.

(iv)	Landlord shall provide, at Landlord’s sole cost and expense a grease rendering container as may be required for restaurant use. (Tenant to provide Grease Trap.)

(v)
Landlord shall permit Tenant to install up to four (4) small satellite dishes on the roof in an inconspicuous location. Installation, removal, maintenance and repair of the satellite dishes shall be at Tenant’s sole cost and expense. Any penetrations to secure the satellite dishes are to be made by Landlord-designated roofing contractor at Tenant’s sole cost and expense.

(vi)
Landlord shall permit Tenant to use the outdoor patio area exclusively for a seating area and bar area (as permitted by local laws and regulations) for full-service food, beverage, including alcoholic beverage, service.

2.3 Possession.
(a) Landlord shall deliver possession of the Premises to Tenant, for purposes of commencing the Tenant buildout, by July 1, 2010. If possession of the Premises shall, for any reason, not be delivered to Tenant on or before July 1, 2010, this Lease shall continue in full force and effect, and for every day from July 1, 2010 to November 1, 2010 that Landlord does not deliver possession, Tenant shall receive two (2) days free rent from the Commencement Date forward. If Landlord does not deliver possession on or before November 1, 2010, Tenant shall have the right to terminate this Lease and Landlord shall reimburse Tenant for all out-of-pocket costs and expenses, including all architectural plans, permits, licenses, franchisor-imposed penalties, interest, charges and attorney fees, up to one hundred thousand dollars ($100,000.00) Dollars, plus the cost of the Liquor License and the attorney fees incurred in its procurement. If Tenant does not terminate this Lease on or after November 1, 2010, then for every day from November 1, 2010 to the Commencement Date, Tenant shall receive three (3) days free rent from the Commencement Date forward. Notwithstanding the delivery of the Premises to Tenant, Landlord may have an additional 30 days to complete construction of the parking lot and landscaping on the Premises, provided, however that in such event, the Commencement Date will be extended until Tenant opens for business. Upon payment to Tenant there shall be transferred to Landlord the Liquor License and this Lease shall be null and void. If Tenant shall take possession of any part of the Premises before the Commencement Date to expedite Tenant’s Work upon written agreement with Landlord, such possession shall be governed by the provisions of this Lease, except that Tenant shall not pay Landlord rent or other charges except for electricity consumed at the Premises. Neither the Term nor any other provision of this Lease shall be affected by Tenant’s prior occupancy, which shall occur only with the written permission of the Landlord, which shall not be unreasonably withheld, conditioned or delayed. Further, there shall be added for each day of delay in providing possession an additional day to the term and all rights of Tenant under the Lease shall be correspondingly extended. If Tenant is given possession to commence work of any kind, such shall not be deemed that the Tenant has taken possession of the Premises for the purposes of this Lease.
(b) Tenant’s obligation to pay Rent shall commence on the Commencement Date provided Landlord’s Work is substantially complete, as defined in this Lease, at time of delivery of the Premises.
2.4 Condition of Premises; Representations. Except as Landlord and Tenant may otherwise agree in writing, Tenant’s acceptance of possession shall constitute that Tenant has inspected the Premises and found them to be satisfactory at the time of entry. Landlord shall be responsible for all latent defects to the Premises and structures, and for conditions which are not apparent on date of delivery. Landlord shall be obligated to correct any punchlist items that are due to the fault of Landlord’s Work as provided in Section 5.1(a).
The Landlord warrants and guarantees that the Premises will be delivered in the condition required and is responsible for any latent defects so that Tenant may have quiet enjoyment of the property and the exclusive use and occupancy as provided herein. The Landlord represents that Landlord’s Work on the Premises will meet all applicable building codes, ordinances, laws, regulations, and requirements, including the Americans With Disabilities Act.
2.5 Quiet Enjoyment. Landlord covenants and agrees with Tenant that upon Tenant’s paying the Rent and observing and performing the terms, covenants and conditions to be performed and observed, Tenant may peaceably and quietly enjoy the Premises hereby leased as provided herein for the exclusive use(s) of Tenant which are provided and allowed under the current zoning and that the parking is sufficient for such uses.
ARTICLE 3
Rent and Other Charges
3.1 Base Rent.
(a) Tenant shall pay to Landlord, for the first ten (10) years, as follows:

Year 1	$15.00/sq. ft.	$83,820/year	$6,985.00/month
Year 2	$15.00/sq. ft.	$83,820/year	$6,985.00/month
Year 3	$15.00/sq. ft.	$83,820/year	$6,985.00/month
Year 4	$15.00/sq. ft.	$83,820/year	$6,985.00/month
Year 5	$15.00/sq. ft.	$83,820/year	$6,985.00/month

Year 6	$16.00/sq. ft.	$89,408/year	$7,450.66/month
Year 7	$16.00/sq. ft.	$89,408/year	$7,450.66/month
Year 8	$16.00/sq. ft.	$89,408/year	$7,450.66/month
Year 9	$16.00/sq. ft.	$89,408/year	$7,450.66/month
Year 10	$16.00/sq. ft.	$89,408/year	$7,450.66/month
Year 11	$17.00/sq. ft.	$94,996/year	$7916.33/month
Year 12	$17.00/sq. ft.	$94,996/year	$7916.33/month
Year 13	$17.00/sq. ft.	$94,996/year	$7916.33/month
Year 14	$17.00/sq. ft.	$94,996/year	$7916.33/month
Year 15	$17.00/sq. ft.	$94,996/year	$7916.33/month
(the “Base Rent”). The Base Rent shall be payable in twelve (12) equal monthly installments, commencing on the Commencement Date or when Tenant opens for business, whichever is sooner, unless Section 2.3 above has become applicable.
(b) Each monthly installment of Base Rent shall be payable in advance on or before the first day of each calendar month during the Term at such place as the Landlord shall from time to time designate. If this Lease commences other than on the first day of a calendar month, monthly installments of Base Rent for the first and last months of the Term shall be prorated.
(c) If Tenant exercises its options to extend this Lease, the Base Rent shall be as follows:

Option 1

Year 16	$18.00/sq. ft.	$100,584/year	$8,382.00/month
Year 17	$18.00/sq. ft.	$100,584/year	$8,382.00/month
Year 18	$18.00/sq. ft.	$100,584/year	$8,382.00/month
Year 19	$18.00/sq. ft.	$100,584/year	$8,382.00/month
Year 20	$18.00/sq. ft.	$100,584/year	$8,382.00/month

Option 2

Year 21	$19.00/sq. ft.	$106,172/year	$8,847.66/month
Year 22	$19.00/sq. ft.	$106,172/year	$8,847.66/month
Year 23	$19.00/sq. ft.	$106,172/year	$8,847.66/month
Year 24	$19.00/sq. ft.	$106,172/year	$8,847.66/month
Year 25	$19.00/sq. ft.	$106,172/year	$8,847.66/month

Option 3

Year 26	$20.00/sq. ft.	$111,760/year	$9313.33/month
Year 27	$20.00/sq. ft.	$111,760/year	$9313.33/month
Year 28	$20.00/sq. ft.	$111,760/year	$9313.33/month
Year 29	$20.00/sq. ft.	$111,760/year	$9313.33/month
Year 30	$20.00/sq. ft.	$111,760/year	$9313.33/month

3.2 Taxes.
(a) Landlord shall ensure that the Premises as depicted in Exhibit B have its own separate Tax Parcel ID Number. Beginning on the Commencement Date Tenant shall pay, before any penalty or interest attaches, real estate taxes levied on the Premises and parking lot included in the separate Tax Parcel ID number associated with the Premises, and shall, upon request, furnish to Landlord evidence of such payment.
(f) Tenant shall pay, before any penalty or interest attaches, all personal property taxes levied or assessed against Tenant’s personal property and shall, upon request, furnish to Landlord evidence of such payment.
3.3 Utilities. Landlord shall bring all utilities to the premises and pay all extension and impact charges, and provide separate meters at its sole cost and expense. Landlord shall provide the minimum required electrical service as required by Tenant’s use. Utility services provided by Landlord shall include water (minimum 2 inch line), sanitary sewer (minimum 4 inch line), and electrical and telephone and cable consistent with Tenant’s requirements for its use. Parking lot lighting immediately surrounding the Premises shall be wired directly to Tenant’s meter. Tenant shall connect to such utilities, at its expense, in the form of tap or connection fees only. Tenant shall promptly pay for all water, sewer, gas, heat, light, power, janitorial services, garbage disposal, communication service, telephone service and other public utilities furnished to the Premises from and after the Commencement Date. If Landlord provides utilities, utility payments shall be deemed additional rent under this Lease, and shall be at competing rates and charges. If Landlord is the provider of such utilities to the Premises, Landlord shall only be liable for interruption of utility service that it may furnish due to its negligence, acts, or omissions or those of its servants, agents or contractors. Tenant shall be responsible for payment of all utility deposits, if any.
3.4 Late fee and interest on Rent. If Tenant shall fail to pay Rent within ten (10) days of its due date, Landlord shall be entitled to a late fee of one hundred dollars ($100.00). If Tenant fails to pay Rent within thirty (30) days written notice, such delinquency shall bear interest from the expiration of the thirty (30) day notice period until paid at a rate equal to twelve (12%) percent per annum. The payment of such interest shall not excuse or cure any default by Tenant under this Lease.
3.5 Setoff; Obligation to Survive; Application of Payments. Any Rent due under this Lease shall be paid by Tenant when due without any setoff, deduction, abatement, or reduction except as provided herein.
ARTICLE 4
Use of ExteriorAreas
4.1 Use of ExteriorAreas. Landlord hereby grants to Tenant the non-exclusive right to use the Exterior Areas for the purposes for which they were designed, subject to the following conditions:

(a) Exterior Areas shall be for the use of the tenants of the Property, their invitees, and guests.
(b) Tenant shall have non-exclusive use of the Exterior Areas.
(c) The Exterior Areas shall be operated by a Landlord in a manner that does not interfere with Tenant’s use and quiet enjoyment or ingress/egress to the Premises, or the parking provided for on the Site Plan designated for Tenant, including reserved parking, or its visibility.
(d) Landlord shall be responsible to operate the Exterior Areas in accordance with a first-class development consistent therewith. Any rules and regulations must be reasonable and non-discriminatory and not change the obligations or duties of Tenant under the Lease. Landlord shall not change the use of the Exterior Areas in a manner that is contrary to the Site Plan or alter buildings which would affect the position of Tenant’s Premises or its visibility, egress, ingress, or parking. In no event shall Landlord cause changes to the Exterior Areas which would affect or alter Tenant’s business or its outdoor seating and patio use or reserved parking.
(e) Landlord shall not use the side or rear walls of the Premises or roof in a manner that diminishes the aesthetics of the premises or Tenant’s use of such Premises. In no event shall the obligations of Tenant be increased due to alterations that take place subsequent to the date of execution of this Lease.
4.2 Maintenance and Control. Landlord shall maintain, operate and control the Exterior Areas, including the exterior (sidewalks, planting beds, lawn, etc) immediately adjacent to the Premises, at Landlord’s sole cost and expense, including without limitation, sidewalk and parking lot maintenance and repair, snow removal, salting, summer lawn care, including mowing, mulching, shrub maintenance, plantings, and landscaping and maintenance. Landlord shall operate the Exterior Areas in accordance with a first-class development consistent therewith as set forth in 4.1. Although sidewalk snow removal is Landlord’s primary responsibility, Tenant will keep the sidewalks and entries surrounding the Premises clear of snow as necessary between Landlord’s normal snow removal services.

ARTICLE 5
Preparation of the Premises
5.1 Landlord’s Work and Tenant’s Work.
(a) In preparing the Premises for Tenant’s occupancy, Landlord shall, at Landlord’s expense, perform the work as required in Exhibit C (hereinafter sometimes referred to as “Landlord’s Work. All Landlord’s Work shall be fully inspected by Tenant within five (5) business days following notice from Landlord that the Premises are ready for Tenant’s inspection. If Tenant fails to inspect on or before the fifth (5th) business day following Landlord’s inspection notice to Tenant, then Landlord may delay the delivery date for each day that Tenant delays in inspecting. Landlord shall be responsible for any defects in its original construction or latent defects which cannot be determined by Tenant. Tenant shall provide a punchlist of any defects it is aware of within ten (10) business days after possession is given to Tenant which are to be corrected by Landlord within twenty (20) days. All warranties, guarantees given to Landlord for construction of the Premises and buildings and improvements shall be provided to Tenant as a third-party beneficiary or enforced by Landlord at the request of Tenant. Landlord’s Work must be in conformity with Tenant’s required work plan and specifications, including those for utilities and in compliance with all applicable statutes, codes/ordinances, regulations, and Tenant’s plans and specifications. If there is any conflict between the terms of this Section 5.1 and Exhibit C, Exhibit C shall control. Landlord shall provide Tenant with an as-built survey in Adobe (PDF) and CAD formats to confirm dimensions and square footage of the Premises with adjustments as necessary to calculate rent and other charges upon completion of construction.
(b) Other than Landlord’s Work, any alterations, improvements, additions, physical changes or other work necessary or desirable to place the Premises in a condition suitable for Tenant’s business purposes (“Tenant’s Work”) shall be performed in a good and workmanlike manner by or for Tenant at Tenant’s sole cost and expense. No construction or installation by Tenant shall begin until Landlord has approved the plans therefore. All construction shall be substantially performed in accordance with the approved plans, unless Landlord otherwise consents in writing. Tenant shall be solely responsible for obtaining any approvals, permits, variances, exceptions, etc., that may be necessary from Township of Marquette, and/or any other applicable governmental entity, except as set forth in Exhibit C. Further, any delay in approval of Tenant’s plans by Landlord shall extend all dates and requirements of Tenant. Tenant may elect to hire its own contractors to perform Tenants work pursuant to the plans and specifications as approved by Landlord and the Township of Marquette; however such contractors shall be licensed, insured and provide workers’ compensation insurance, proof of which will be supplied to Landlord upon written request from Landlord as soon as practicable.
(c) Except as provided in Exhibit C and this Section, Tenant shall, at Tenant’s expense, procure all permits and licenses and make all contracts necessary for the construction of Tenant’s Work. Tenant’s Work shall fully conform to all applicable statutes, ordinances, regulations and codes. Prior to commencing any work, Tenant shall require its contractors and subcontractors to furnish Landlord and Tenant with evidence of insurance coverage for injury to persons and property and Worker’s Compensation. If commercially reasonable, Landlord shall be named as an additional insured on all of Tenant’s contractors’ insurance policies.
5.2 Special Provisions Applicable to Tenant’s Work. Tenant’s contractors shall perform their work within the Premises only. Tenant shall be responsible for removal from the Premises and the Property of all trash, rubbish and surplus materials resulting from any work being performed in the Premises. During the conduct of Tenant’s Work, Tenant and its contractors shall keep the Premises in a clean and orderly fashion and keep the Property in a clean and orderly fashion as is commercially reasonable for a construction site and shall not interfere with the operations of the neighboring businesses, including the Country Inn & Suites.

5.3 Lien Waivers. Tenant shall notify Landlord upon completion of Tenant’s Work in accordance with the plans. Simultaneously with such written notice, Tenant shall furnish Landlord with a detailed breakdown of the cost of Tenant’s Work, proper sworn statements and lien waivers from all persons performing work on or supplying materials to the Premises, and a certificate of occupancy issued by the appropriate governmental authority.
5.4 Covenant Against Liens. Tenant shall not do any act which will in any way encumber the title of Landlord in and to the Premises, nor shall the interest or estate of Landlord in the Premises be in any way subject to any claim by virtue of any act or omission of Tenant except as provided herein. Any claim to a lien upon the Premises arising from any act or omission of Tenant shall be valid only against Tenant and shall in all respects be subordinate to the title and rights of Landlord, and any person claiming through Landlord, in and to the Premises. Tenant shall remove any lien or encumbrance on its interest in the Premises within thirty (30) days after it has arisen; provided, however, that Tenant may in good faith contest any such item if it notifies Landlord in writing thereof and posts a bond or other security with Landlord, the title company, or a court of competent jurisdiction.
ARTICLE 6
Alterations
6.1 Alterations by Tenant.
(a) Except as permitted by Article 5 or required by Section 7.1, Tenant shall not, without the prior written consent of Landlord (which will not be unreasonably withheld or delayed), make any alterations, improvements, additions or physical changes (hereinafter referred to as “alterations”) to the Premises. Landlord shall, within thirty (30) days of Tenant’s commencement of Tenant’s Work, reimburse Tenant for the tenant improvement allowances as described in Exhibit C. Tenant shall provide to Landlord sworn statements and lien waivers and a Certificate of Occupancy for the Tenant’s Work. Notwithstanding anything to the contrary, interior, non-structural improvements to the Premises may be made without the Landlord’s consent. Tenant shall provide Landlord with such plans and specifications as are to be undertaken. Changes which are required by Tenant’s Franchisor during the Lease Term or Extended Lease Term shall be allowed without Landlord’s prior written consent, including exterior changes to signage or dress.
(b) Unless Landlord otherwise provides in writing, no alterations made or installed by Tenant (except moveable furniture, equipment and trade fixtures) shall be removed by Tenant from the Premises at the termination of this Lease. Instead, all such leasehold improvements shall, when installed and permanently attached to the freehold, become and remain the property of Landlord. Notwithstanding the aforegoing, it is explicitly understood and agreed that all fixtures, equipment, walk-in coolers, refrigerators, bars, booths, range hoods, electrical fixtures, equipment, audio, video systems, storage and display cases, furniture, shelves and racks, business equipment, make-up air; ovens, telephone and communication systems; storage and display cases including, without limitation, silencing, refrigeration, heating, lighting, telephone and other communication systems, fixtures and outlets, and partitions, railings, gates, doors, vaults, paneling, molding, shelving, flooring and floor covering, may be removed by Tenant and are not and will not be part of the Property. Tenant may obtain financing on such fixtures and equipment. Landlord’s lender shall not have any lien or interest in such fixtures and equipment. Landlord’s lender shall subordinate any such first mortgage lien to Tenant’s lender leasehold mortgage, fixture lien, chattel mortgage of like type of equipment financing instrument, subject to Landlord’s lender’s approval. Furthermore, Tenant shall have the right to mortgage and place a deed of trust as security interest on its leasehold fixtures and equipment, and Landlord agrees that it and its lender shall subordinate any lien or interest and Landlord’s interest to such financing by Tenant.
(c) Approved Tenant alterations shall be subject to the provisions of Article 5 above, as if they were “Tenant’s Work.”
6.2 Signs. Tenant may erect, maintain and remove such signs as have been approved in writing by Landlord, which approval shall not be unreasonably withheld. Landlord approves the standard Buffalo Wild Wings general 4.1 trade dress to exterior with associated façade, signage, and awnings, subject only to municipal approvals. Tenant shall have the right to place signs and displays in the window areas which are customary with Buffalo Wild Wings and which are utilized at typical Buffalo Wild Wings locations in keeping with its approved sign package. Tenant, with the cooperation of Landlord, shall procure any necessary approvals from the appropriate governmental entity. Tenants shall have a panel on the pylon sign.
6.3 Additional Construction by Landlord. Landlord reserves the right to make alterations, expansions or additions to the Property. Notwithstanding the aforegoing, Landlord shall not alter the Exterior Area in a manner that would alter Tenant’s visibility, access, egress and ingress, position, reserved parking, number of required parking spaces, or use of the premises and/or outdoor patio seating area. Landlord shall not use the side or rear walls of the premises or roof in a manner that diminishes the aesthetics of the premises or Tenant’s use of such premises. The Site Plan that shall be provided to Tenant shall not be altered without Tenant’s permission. Landlord shall not diminish the size of the building or add to the building after the date of execution of the Lease without Tenant’s consent. In no event shall the obligations of Tenant be increased due to alterations that take place subsequent to date of execution of this Lease.

ARTICLE 7
Repairs
7.1 Repair and Maintenance of Premises. Except as provided in Section 7.2 below and Section 4.2 above, Tenant shall, at its expense, keep and maintain the Premises, and each component of the Premises except the foundation, roof, exterior walls (excluding storefronts) and all load-bearing portions of the Premises, in a good and clean, first class operating condition. Tenant’s obligations shall include, but not necessarily be limited to, the replacement of broken glass and the cleaning, repair and maintenance (including all necessary replacements) of all doors, windows, and the interior portions of the Premises, and the heating, air conditioning, mechanical, electrical, plumbing and sprinkler systems serving the Premises, any building security system and all other interior non-structural components. Tenant shall not be responsible for replacement and repair of exterior walls, floors, adjacent sidewalks, roofs, gutters, downspouts, and structural components — whether interior or exterior. Furthermore, all guarantees and warranties shall be made available by Landlord to Tenant, including any roofs or other warranties from contractors, materialmen, suppliers or equipment providers. Provided Landlord has delivered the Premises in the condition required, and to the extent such repairs or replacements are not due to defect in original construction, Tenant shall maintain the Premises as provided herein. Tenant shall not be obligated to make any repairs or replacements occasioned by the tortious acts or negligence of Landlord, its agents, employees, invitees, except to the extent that Tenant is reimbursed therefore under any policy of insurance carried by Landlord, and it shall not make repairs, replacements or additions unless required by law and which are the responsibility of Tenant under the Lease and not due to acts or neglect of Landlord. Tenant shall not be responsible for repairs or replacements or additions to systems external to the Premises unless due to its acts, omissions or negligence, or those of its contractors or employees.
7.2 Structural Repairs. Landlord shall, at its expense, keep the foundation, roof, exterior walls (excluding storefronts) and all load-bearing portions of the Premises in good repair throughout the Term. Landlord may recover from Tenant the cost of repairs occasioned by the tortious acts or negligence of Tenant, its agents, employees, or licensees, except to the extent that Landlord is reimbursed therefore under any policy of insurance, or such are due in whole or in part by Landlord, its servants, agents, employees or contractors. Landlord shall be neither liable nor responsible for any loss that may accrue to Tenant or Tenant’s business by reason of Landlord’s actions in fulfilling its obligations under the Lease unless such is due in whole or in part to the acts, omissions, or negligence of Landlord or its contractors. Landlord shall undertake any repairs that are its responsibilities upon ten (10) days prior written notice, subject to weather conditions, so long as Landlord has notified Tenant of Landlord’s intentions; provided however, if there is a threat to the public health, safety or welfare as determined by Tenant, Landlord shall comply with the time requirements of this section. If there is a failure to make such repairs by Landlord and such are necessary in the reasonable judgment of Tenant, and after written notice, Tenant may make such repairs and deduct the amount of such repairs from the sums due Landlord. However, no notice shall be required by Tenant if there is an emergency. Any work undertaken by Tenant as described in this section shall be payable by Landlord within thirty (30) days of receipt of such bill, together with interest on such amount at the rate of ten (10%) percent per annum.

ARTICLE 8
Tenant’s Covenants
8.1 Laws, Ordinances and General Conditions.
(a) Tenant, at its expense, shall comply promptly with (i) applicable laws, ordinances, orders and regulations affecting its use or occupancy of the Premises, or any alterations it has made to the Property or the Premises.
(b) Tenant shall pay as Additional Rent any increase in the cost of insurance on the Property as a result of any unauthorized use of the Premises by Tenant, but such payment shall not constitute in any manner a waiver by Landlord of its right to enforce all of the covenants and provisions of this Lease. It is recognized that Tenant’s proposed operation and use of the Premises shall not increase the insurance cost on the Property.
(c) Tenant represents and warrants that it is a licensed franchisee of Buffalo Wild Wings and is authorized to operate a Buffalo Wild Wings restaurant at the Premises.
8.2 Tenant hereby indemnifies, defends, and holds Landlord, its officers, directors, and employees harmless from and against any and all claims, demands, liabilities, costs, expenses, and damages, including attorney’s fees incurred by Landlord, arising from: (i) the negligence or willful misconduct of Tenant or its agents, employees, contractors, customers or invitees; or (ii) any material breach or default by Tenant of this Lease; or (iii) the breach of Tenant’s covenants, representations, and warranties. In the event any action or proceeding shall be brought against Landlord, its officers, directors, or employees by reason of any such claim, Tenant shall defend Landlord at Tenant’s sole cost and expense by counsel reasonably satisfactory to Landlord. Tenant shall also indemnify, defend, and hold Landlord, its servants, agents, employees, officers, and directors harmless from any and all claims, demands, costs, expenses, damages, and all attorney fees incurred or that arise from any cause of action that arise from or are attributable to any hazardous materials or conditions or release on the Premises that occurs during the Lease Term which are caused by the negligence or intentional acts of Tenant, its servants, agents, employees, contractors, or invitees.
ARTICLE 9
Landlord’s Covenants
9.1 Representations. Landlord covenants that it will not lease space in the Property to a use that is in violation of the exclusive use of Tenant. Landlord covenants, agrees, and warrants that it will not lease space in the Property to any use that is an adult bookstore, peep show, or x-rated movie. Landlord covenants, represents, and warrants to Tenant, as an inducement to enter into this Lease, that Tenant’s use of the Premises for a Buffalo Wild Wings restaurant with outdoor patio seating is not in violation or breach of the terms, covenants, conditions, of any restrictions, leases, easements, or restrictions, nor does Tenant’s use, approved Signage Package, placement on the pylon sign(s) and monument sign, or storefront design require permission or the approval from any other tenant.

9.2 It is expressly understood and agreed that Landlord shall use reasonable efforts to cause any work to be done by it in a manner that does not interfere with Tenant’s business and operation of Tenant’s business and shall be undertaken upon prior written notice, and at reasonable and agreed-upon times. Furthermore, no work that is undertaken by Landlord shall interfere with Tenant’s signage or satellite dishes. Nothing shall be done below the surface of the ground which interferes with Tenant’s use or enjoyment of the premises, or above the building or roof which shall have such effect. Landlord shall be responsible to permit and make the necessary changes and alterations to the building as are set forth in Exhibit C, Landlord’s Work, in accordance with permitted plans submitted to and approved by the City/Township.
9.3 Landlord represents and warrants to Tenant that there is sufficient parking for Tenant in conformity with the Ordinances of the Township. Further, it is a condition of this Lease that Landlord obtain all parking variances necessary to assure Tenant’s business use under the Lease and to provide for four (4) reserved parking spaces for carry out in front of the Leased Premises. Tenant shall provide to the Township of Marquette the number of seats in the Premises as soon as practicable following Lease execution.
9.4 Landlord hereby indemnifies, defends, and holds Tenant, its officers, directors, and employees harmless from and against any and all claims, demands, liabilities, costs, expenses, and damages, including attorney’s fees incurred by Tenant, arising from: (i) the negligence or willful misconduct of Landlord or its agents, employees, contractors, customers or invitees; or (ii) any material breach or default by Landlord of this Lease; or (iii) the breach of Landlord’s covenants, representations, and warranties. In the event any action or proceeding shall be brought against Tenant, its officers, directors, or employees by reason of any such claim, Landlord shall defend Tenant at Landlord’s sole cost and expense by counsel reasonably satisfactory to Tenant. Landlord shall also indemnify, defend, and hold Tenant, its servants, agents, employees, officers, and directors harmless from any and all claims, demands, costs, expenses, damages, and all attorney fees incurred or that arise from any cause of action that accrued prior to the commencement of the Lease Term by any third parties or from acts or omissions of others, and from any and all claims arising from or attributable to any hazardous materials or conditions or release on the premises that exist prior to the date of commencement of this Lease; or occurs during the Lease Term which are caused by the negligence or intentional acts of Landlord, its servants, agents, employees, contractors, or invitees.
ARTICLE 10
Damage to Premises; Eminent Domain; Indemnity; Insurance
10.1 Destruction, Fire or Other Cause.
(a) Subject to the provisions of Subsection 10.l(b) below, if the Premises shall be rendered untenable by fire or other casualty, Landlord shall restore the Premises (excluding Tenant’s trade fixtures and improvements) and make them tenable as soon as possible. Rent shall abate during the period of untenability in proportion to the area of the Premises rendered untenable, and for ninety (90) days after its delivery to Tenant in a repaired condition by Landlord to allow Tenant to refixture the Premises. In any event, Tenant shall commence paying rent no later than the date that Tenant reopens for business following the casualty. All such restoration shall be completed within one hundred fifty (150) days of date of the casualty, weather permitting, or Tenant shall be entitled to terminate this Lease in its sole discretion. Landlord shall advise Tenant within thirty (30) days of any casualty whether Landlord can rebuild the Premises within such period of time. Tenant shall have the right to extend such period of time for rebuilding by written notice to Landlord from time-to-time. Landlord shall attempt to provide in existing and future financing documents that it has a right to rebuild if there is a insurable casualty and to receive the insurance proceeds for such purposes.

(b) If the Premises, or the building that the Premises are a part, shall be so damaged by fire or other casualty that demolition or substantial reconstruction (more than fifty (50%) percent of their initial cost) is required during the last year of any Lease Term or Extended Lease Term, unless Tenant elects to extend the Lease Term by exercise of an Option Right, then Landlord may terminate this Lease by notifying the Tenant of such termination within thirty (30) days after the date of such damage. Rent shall be prorated to the date of such a termination. If Tenant extends the Lease Term, Landlord must rebuild as required herein.
(c) Tenant shall immediately notify Landlord of the occurrence of a fire or other casualty at the Premises and shall, at its expense, restore or replace its personal property, fixtures and tenant improvements. There shall be no abatement of Rent during any delay caused by the failure of Tenant to complete its restoration and repair work unless due to acts or omissions of Landlord.
10.2 Eminent Domain. If all or any part of the Premises or any parking area or the entrances for egress or ingress shall be taken or condemned by any competent authority for any public use or purpose such that the way in which Tenant conducts business is affected in a material way, then the Term shall, at the sole option of Tenant, end as of the day prior to the date of any actual taking. If the Premises may not reasonably be used for the purpose contemplated by the Lease following any taking, Tenant, in its discretion, may terminate this Lease. Tenant shall be entitled to funds awarded it for moving expenses, business interruption, loss of its leasehold interest, exclusive of Landlord’s interest, and for all costs and expenses it is entitled to under law. If not terminated by Tenant this Lease shall otherwise remain in full force and effect without apportionment to Tenant of any portion of the award or damages made solely to Landlord and Landlord shall make the necessary repairs and alterations to the extent of any award to be received by Landlord. Notwithstanding the aforegoing, Tenant may apply for and seek its own separate award for a partial taking as provided herein and at law. In the event of a termination pursuant to this Section 10.2, Rent shall be apportioned to the date of such taking. Landlord shall attempt to provide in existing and future financing documents that it may receive condemnation proceeds with a right to rebuild as provided under this Lease.
10.3 Indemnification; Tenant’s Property.
(a) Tenant and Landlord shall defend and indemnify each other against, and hold each other harmless from, any and all liabilities, obligations, damages, penalties, claims, costs and expenses, including reasonable attorneys’ fees, paid or incurred as a result of or in connection with this Lease, the negligence of the other, any subtenant, or any of their contractors, employees, customers, invitees, or licensees, and each shall indemnify, defend, and save harmless the other from such conditions. If any action or proceeding is brought against Landlord or Tenant, as the case may be, by reason of any such claim, Tenant or Landlord, upon written notice from the other, will, at such parties’ expense, resist or defend such action or proceeding by counsel approved by the other in writing.

(b) Tenant shall maintain an all risk policy of insurance for injury to persons and property and, in addition, all plate glass upon or appurtenant to the Premises, to the extent of their replacement cost, which policy of insurance shall contain a clause or endorsement under which the insurer waives, or permits the waiver by Tenant, of rights of subrogation against Landlord, and its agents, employees, customers, invitees, guests, or licensees, with respect to losses payable under such policy. Landlord and Tenant shall provide to the extent possible, waivers of subrogation for claims covered by any policies of insurance, notwithstanding that such damage may result from the negligence or fault of the other, or its agents, employees, customers, invitees, guests, or licensees. Any deductible amount included in such policy shall be treated as though it were recoverable under the policy.
10.4 Insurance. By this section, and by the applicable portions of Section 10.3 above, Landlord and Tenant intend that the risk of loss or damages as described shall be borne by responsible insurance carriers to the extent provided.
(a) Landlord shall insure the Property (except the Premises) against loss or damage under a policy or policies of casualty insurance. Such policies shall include a waiver of subrogation clause or endorsement similar to that required of Tenant in Section 10.3(b) above. Landlord shall maintain fire and extended coverage for the full replacement value of the Property (except the Premises). Tenant shall be named as an additional insured on all liability policies of Landlord with respect to acts or omissions or occurrences within the Exterior Areas. Landlord shall maintain a policy of general public liability insurance with a minimum single limit, liability of at least One Million Dollars ($1,000,000) per occurrence and coverages for property damage, bodily injury or death, completed operations, contractual liability, and indemnification, and name Tenant as an additional insured. The insurance policy shall provide thirty (30) days prior written notice to Tenant of any change or alteration as well as cancellation. Landlord’s insurance shall name Tenant as an additional insured against all claims, demands, or actions for injury, death, property damage, or occasioned by acts or omissions of Landlord. The same insurance requirements under Section 10.4(b) below for Tenant shall also be applicable to Landlord. Both Landlord’s and Tenant’s insurance shall have, to the extent attainable, waiver of subrogation in favor of the other.
(b) Tenant shall insure the Premises against loss or damage under a policy or policies of casualty insurance. Such policies shall include a waiver of subrogation clause or endorsement similar to that required of Tenant in Section 10.3(b) above. Tenant shall maintain fire and extended coverage for the full replacement value of the Premises. Tenant shall maintain workers’ compensation insurance covering all of its employees to at least the statutory limit set forth under Michigan law, and a policy of general public liability insurance and liquor liability in an amount at least equal to One Million Dollars ($1,000,000.00) single limit coverage for property damage, bodily injury or death. All such policies of insurance shall name Landlord as an additional insured. Tenant’s policies shall provide by endorsement or otherwise that such insurance may not be canceled, terminated, amended, or modified for any reason whatsoever, except upon thirty (30) days’ prior written notice to the other. Prior to the time such workers’ compensation and general public liability insurance is first required to be carried by Tenant, and thereafter at least fifteen (15) days prior to the expiration of any such policy, Tenant shall deliver either duplicate originals of the aforesaid policies or a certificate evidencing such insurance coverage. If a certificate is provided, it shall contain a statement substantially in the form of the immediately preceding sentence.

ARTICLE 11
Default and Remedies; Termination and Surrender
11.1 Landlord’s Remedies. If Tenant shall fail to make any payment of any Rent due hereunder within seven (7) days of its due date, or if Tenant shall fail to perform any of the other covenants or conditions which Tenant is required to observe and perform under this Lease for a period of thirty (30) days following written notice of such failure, or if the interest of Tenant in this Lease shall be levied upon under execution and not removed or stayed within thirty (30) days, or if any petition shall be filed by or against Tenant in a court of bankruptcy which is not removed within forty-five (45) days, or if Tenant shall be declared insolvent according to law, or make an assignment for the benefit of creditors or petition for or enter into an arrangement, or if Tenant shall abandon and vacate the Premises during the Term of this Lease or if Tenant shall dissolve, then Landlord may, but need not, treat the occurrence of any one or more of the foregoing events as a default under this Lease, and thereupon may, at its option, with notice and demand to Tenant as required by law, have the following-described remedies in addition to other rights and remedies provided at law or in equity. If Tenant has expeditiously undertaken, and is attempting to cure a non-monetary default and continuously proceeding to that goal, then the cure period shall be extended to sixty (60) days if it is capable of being cured within that period.
(a) Terminate Tenant’s right of possession and repossess the Premises in a district court summary proceeding action and without terminating this Lease, in which case Landlord shall use good faith efforts to relet all or any part of the Premises for such rent and upon reasonable business terms. For the purposes of such reletting, Landlord shall list the Premises with a broker and may make such repairs or physical changes in or to the Premises as may be necessary. During any period that Landlord is unable to relet the Premises, then Tenant shall pay to Landlord the amount due to be paid by Tenant as such rent becomes due under the Lease without acceleration as provided herein. If the Premises are relet and a sufficient sum shall not be realized from the reletting, after payment of all costs and expenses of such repairs and the expense of such reletting and the collection of rent occurring therefrom, to satisfy the Rent herein provided to be paid during the remainder of the initial Term, Tenant shall satisfy and pay any such deficiency as and when such rent becomes due under the Lease. Tenant agrees that Landlord may file suit to recover sums falling due under the terms of this paragraph from time to time and that any suit or recovery of any portion due Landlord hereunder shall be no defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord. Any election of Landlord upon an event of uncured default after written notice must be proceeded with all notices and appropriate requirements as provided by law. All remedies of Landlord must comply with the requirements of the Summary Proceedings Act of the State of Michigan, and shall not include consent to self help. Landlord shall have a duty to mitigate damages. Landlord’s collection of rents, in the event of a reletting, shall be used to diminish any liability of Tenant.
11.2 Termination; Surrender of Possession.
(a) Upon the expiration or termination of this Lease, whether by lapse of time, operation of law, or pursuant to the provisions of this Lease, Tenant shall:, within twenty (20) days of such event.

(i) Deliver the Premises in the condition required under the Lease (other than as contemplated by Section 7.1 above), ordinary wear and tear excepted and damage covered by insurance, remove all of its personal property and trade fixtures from the Premises and the Property and repair any damage caused by such removal;
(ii) Surrender possession of the Premises to Landlord; and
(iii) Upon the request of Landlord, at Tenant’s cost and expense, remove from the exterior and interior of the Premises and the Property all signs, symbols and trademarks which are connected with or associated specifically with Tenant’s business and repair any damages to the Premises caused by the signs or their removal.
(b) If Tenant shall fail or refuse to deliver the Premises as hereinabove provided, Landlord may do so and recover its costs from Tenant for so doing. If Tenant shall fail or refuse to comply with Tenant’s duty to remove all personal property and trade fixtures from the Premises within twenty (20) days from the expiration or termination of this Lease, the parties hereto agree and stipulate that Landlord may, at its election, treat such failure as Tenant has abandoned such property. In such event, Landlord may keep or remove, store, discard, or otherwise dispose of all or any part of such property in any manner that Landlord shall choose without incurring liability to Tenant or to any other person or entity, subject to any Subordination Agreement entered into with Tenant’s lender. Should Tenant or its lender with respect to the fixtures and equipment fail to remove such property within twenty (20) days after a termination or expiration of the Lease or as agreed upon, then Landlord shall be relieved of any further responsibility. Tenant shall reimburse Landlord for its costs incurred in such removal, but in any event, no more than seven thousand five hundred dollars ($7,500.00).
11.3 Holding Over. If Tenant shall remain in possession of the Premises, or any part thereof, after the termination or expiration of this Lease, Tenant shall become a month-to-month Tenant whose estate may be terminated by thirty (30) days prior written notice. Tenant shall, however, pay Landlord one and one-half (1 1/2 ) times the amount of Rent which would have been due for a like period of occupancy during the preceding month of the Lease Term hereof. The provisions of this clause shall not operate as a waiver by Landlord of any right it may otherwise have. However, Tenant’s right to remove its equipment and fixtures shall be governed as set forth above even if the Lease ceases.
11.4 Assignment and Subletting. Tenant shall not, without the prior written consent of Landlord, which shall not be unreasonably withheld, delayed or conditioned, assign this Lease; sublet the Premises or any part thereof; or permit the use of the premises by any party other than Tenant and its employees. Notwithstanding the foregoing, Tenant may assign the Lease or sublet the Premises to a holding company or subsidiary company of the Tenant, a franchisee, the acquirer of a majority of the Tenant’s other locations or a lending institution in connection with a financing of Tenant’s business, without the prior consent of the Landlord. Such assignment or subletting shall not alter Tenant’s responsibility to Landlord under this Lease. Landlord agrees to accept rent from Tenant, its assigns, successors or subtenant. Further, Tenant shall have the right without such Consent to assign the Lease to Landlord’s Franchisor pursuant to Appendix C attached. Landlord agrees to accept rent from the Tenant, its assignee or subtenant.

11.5 Bankruptcy.
(a) If following the filing of a petition by or against Tenant in a bankruptcy court, Landlord shall not be permitted to terminate this Lease as hereinabove provided because of the provisions of Title 11 of the United States Code relating to Bankruptcy, as amended (the “Bankruptcy Code”), then Tenant (including Tenant as Debtor-in-Possession) or any trustee for Tenant agrees to promptly petition the bankruptcy court, to assume or reject this Lease in accordance with the Bankruptcy Act.
(b) Tenant or any trustee for Tenant may only assume this Lease if (i) it cures or provides adequate assurance that the trustee will promptly cure any default hereunder, (ii) it compensates or provides adequate assurance that the Tenant will promptly compensate Landlord for any actual pecuniary loss to Landlord resulting from Tenant’s default, and (iii) it provides adequate assurance of future performance under this Lease by Tenant. In no event after the assumption of this Lease by Tenant, or any trustee for Tenant, shall any then-existing default remain uncured for a period in excess of thirty (30) days. Adequate assurance of future performance of this Lease shall include, without limitation, adequate assurance: (i) of the source of Rent required to be paid by Tenant hereunder; and (ii) that assumption or permitted assignment of this Lease will not breach any provision hereunder.
In the event of any conflict, the Bankruptcy Act shall control.
11.6 Remedies Cumulative.
(a) The failure of either party to enforce any covenant or condition of this Lease shall not be deemed a waiver thereof or of the right of either party to enforce each and every covenant and condition of this Lease. No provision of this Lease shall be deemed to have been waived unless such waiver shall be in writing and signed by the person against whom the waiver is claimed.
(b) All rights and remedies of Landlord under this Lease shall be cumulative, and none shall exclude any other rights or remedies allowed by law.
11.7 Expenses of Enforcement; Performance by Landlord.
(a) The losing party shall pay all reasonable attorneys’ fees and expenses incurred by the winning party in enforcing any provision of this Lease.
(b) Twenty (20) days prior written notice shall be given to the defaulting party of any obligation requiring performance. If the non-defaulting party incurs a cost by the failure to perform an obligation by the defaulting party, there shall be an obligation to repay it within twenty (20) days prior written notice to the non-defaulting party. Either party may contest the necessity of any repairs or performance of obligations undertaken by the other, and the reasonableness of any costs or expenses incurred. If either party shall fail to perform any of its obligations hereunder, the other party may, with the above prior notice, perform such obligations if such is not commenced and completed within the time provided. If Landlord or Tenant incurs any costs in connection therewith, they shall be paid by the other defaulting party upon twenty (20) days written demand with interest thereon from date of the payment at a rate equal to ten (10%) percent per annum, as set forth above.
ARTICLE 12
Access to Premises
12.1 Access to Premises. Landlord shall have the right, upon reasonable prior notice, to enter upon the Premises at all reasonable business hours for the purpose of inspecting them or making such repairs or alterations as it is obligated to make under the terms of this Lease or which Landlord may elect to perform, following Tenant’s failure to do so. Repairs shall be made, and alterations as are the requirement of Landlord, in such a manner that they do not unreasonably interfere with Tenant’s operation of the premises or its quiet enjoyment. Repairs by either Landlord or Tenant on behalf of the other shall be made in a manner only upon prior notice and only if the other party fails to undertake such repairs that are its obligations upon notice as provided in Paragraph 9.3.
The Landlord shall have the right to enter the premises at reasonable hours on reasonable notice to show them to prospective purchasers and mortgagees, however, such shall be in a manner that does not interfere with the operation of the business and shall not include entry into the kitchen and other areas which could be a violation of health codes or would create a hazard in the operation of the business.
Other than as indicated above, in no event may Landlord enter the premises without the consent of Tenant unless there is an absolute emergency.
Throughout the Term, Landlord shall have the right to enter the Premises at reasonable hours on reasonable notice for the purpose of showing them to prospective purchasers or mortgagees and, during the last six months of the Term, to prospective tenants.
If Tenant is not present to open and permit an entry into the Premises, Landlord or Landlord’s agents may enter the same whenever such entry may be reasonably necessary in event of an emergency to protect life or property. In no event shall the obligations of Tenant hereunder be affected by any such entry.

ARTICLE 13
Miscellaneous
13.1 Notices.
All notices, bills or statements required hereunder shall be in writing and shall be deemed to have been given if either delivered personally or mailed by certified or registered mail, return receipt requested, to the parties at their addresses as set forth below. The addresses specified for notices herein may from time to time be changed by the written notice of one party to the other.

Landlord:	Centrup Hospitality, LLC
925 West Washington Street
Marquette, MI 49855

Copy to:

Tenant:	AMC Marquette, Inc.
Attn: T. Michael Ansley
21751 W. Eleven Mile Rd., Suite 208
Southfield, MI 48076

Copy to:	Mark J. Burzych, Esq.
Fahey Schultz Burzych Rhodes PLC
4151 Okemos Road
Okemos, MI 48864
13.2 Effect of Submission. The submission by Landlord of the within Lease for execution by Tenant shall confer no rights nor impose any obligations, including brokerage obligations, on any party unless both Landlord and Tenant shall have executed this Lease and duplicate originals thereof shall have been delivered to the respective parties. If Tenant executes this Lease and submits it to Landlord, such submission shall constitute an offer to Lease, which shall be irrevocable for thirty (30) days.
13.3 Litigation. Landlord and Tenant do hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other upon any matters whatsoever arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Premises, or any claim or injury or damage or both. It is further mutually agreed that if Landlord commences any summary proceeding for nonpayment of any Rent, Tenant will not interpose any counterclaim in any such proceeding (unless it is a compulsory counterclaim); provided, however, that the foregoing shall not constitute a waiver of Tenant’s right to bring a separate action for any claim Tenant may have.

13.4 Governing Law; Invalidation. This Lease shall be governed by and construed in accordance with the laws of the State of Michigan that are applied to leases made and to be performed in that state. The invalidation of one or more terms of this Lease shall not affect the validity of the remaining terms.
13.5 Headings. The headings contained herein are for convenience only and shall not be used to define, explain, modify or aid in the interpretation or construction of the contents hereof.
13.6 Amendment. This Lease represents the entire agreement between the parties. No oral or written, prior or contemporaneous agreements shall have any force or effect, and this Lease may not be amended, altered or modified unless done so by means of a written instrument signed by both parties.
13.7 Subordination; Attornment; Estoppel Certificate.
(a) This Lease shall, at the sole option of Landlord or its lenders, be subject and subordinate to the interest of the holders of any notes secured by mortgages on the Property or the Premises, now or in the future, and to all ground or underlying leases and to all renewals, modifications, consolidations, replacements and extensions thereof. While the provisions of this section are self-executing, Tenant shall execute such documents as may be reasonably required by Landlord or any mortgagee to affirm or give notice of such subordination. In turn for such execution of documents, Tenant shall be entitled to receive a satisfactory non-disturbance agreement from each such lender whereby the lender agrees to recognize Tenant’s rights under this Lease following foreclosure or event of a deed in lieu of foreclosure, so long as Tenant is not in default hereunder. Furthermore, it is recognized that Tenant shall finance its equipment and fixtures, including bars, ovens, refrigerators, walk-in coolers, range hoods, entertainment equipment including video and acoustical equipment, and that such do not form part of the leasehold premises and are fixtures of Tenant, and are subject to the security interest by Tenant’s lender and shall not be subordinated to Landlord and any Mortgages of Landlord.
(b) At the request of Landlord, Tenant shall within ten (10) days deliver to Landlord, or anyone designated by Landlord, a certificate stating and certifying as of its date (i) the date to which Rent and other charges under this Lease have been paid; (ii) whether or not there are then existing any setoffs or defenses against the enforcement of any of the agreements, terms, covenants or conditions hereof on the part of Tenant to be performed or complied with (and, if so, specifying the same); (iii) if such be true, that this Lease is unmodified and in full force and effect and that Landlord is not in default under any provision of this Lease (or if modified, setting forth all modifications, and if Landlord is in default, setting forth the exact nature of such default); and (iv) such other information as Landlord may reasonably request in connection with the Landlord-Tenant relationship established by this Lease, including but not limited to Tenant’s financial statements, in accordance with Tenant’s or its parents’ reporting requirements with the SEC. Landlord agrees to deliver the same required statement to Tenant and anyone designated by Tenant within the same time and manner. Further, Tenant will agree to attorn to any lender or subsequent purchaser of Landlord provided that such recognizes Tenant’s quiet enjoyment and rights under the Lease, and cures any prior existing defaults of Landlord. The Tenant shall have a right of offset and to assert any counterclaims, which shall continue until cured by the successor’s purchaser, or Lender and Tenant may exercise those rights contained within the Lease. Any amendment to the Lease shall be binding upon any subsequent purchaser or lender. Any notice and cure provisions of a lender must correspond to Landlord’s and not require any additional time period thereafter. The Subordination and Attornment Agreement shall comply with the reasonable requirements of Tenant’s lender.
13.8 Light or Air Rights. No rights to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant under this Lease.
13.9 Successors and Assigns. The covenants, conditions, and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except to the extent prohibited by Section 10.4 above, their respective successors and assigns.
13.10 Covenants and Conditions. All covenants and conditions contained in this Lease are independent of one another. All of the covenants of Tenant contained herein shall, at the option of Landlord, be construed as both covenants and conditions.
13.11 Sale or Transfer of Property or Premises. Upon any sale or transfer, including any transfer by operation of law, of the Property or the Premises, Landlord shall be relieved of all subsequent obligations and liabilities under this Lease but not prior liabilities or obligations.
13.12 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed in accord and satisfaction, and Landlord shall accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or to pursue any other remedy in this Lease as provided.
13.13 Brokers. Landlord shall pay a commission to Howard Schwartz Commercial Real Estate, LLC equal to six percent (6%) of the aggregate rent for the first five (5) years and four percent (4%) of the aggregate rent for the second five (5) years and two and one-half percent (2.5%) of the aggregate rent for the third five (5) years pursuant to the commission agreement between Landlord and Howard Schwartz Commercial Real Estate, LLC. Other than Howard Schwartz Commercial Real Estate, LLC, Landlord represents and warrants that it has dealt with no broker in connection with this Lease. Each party indemnifies and agrees to hold harmless the other party, and at the other party’s option defend the other party, from and against any and all liabilities, including, without limitation, reasonable attorneys’ fees, arising from a claim by any broker claiming through the indemnifying party.
13.14 Liability Joint and Several. If Tenant is more than one person, each of their obligations under this Lease shall be joint and several.
13.15 Net Lease. It is the intention of the parties that this Lease shall be what is commonly known as a “net-net-net” or “carefree” Lease and Landlord’s obligations shall be limited to those it has specifically undertaken herein.

13.16 Recording. Tenant shall not record this Lease, but may record a Memorandum of this Lease.
13.17 Force Majeure. Whenever a period of time is provided in this Lease for either party to perform any act, except pay monies, neither party shall be liable nor responsible for any delays due to strikes, lockouts, casualties, acts of God, war, terrorism, governmental regulation or control or other causes beyond the reasonable control of the parties, and the time period for the performance of such act shall be extended for the amount of time of the delay. This clause shall not result in an extension of the term of this Lease.
SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, this Lease has been executed as of the day and year first above written.

WITNESSES:	LANDLORD: CENTRUP HOSPITALITY, LLC
	By:	/s/ Robert E. Mahaney
Robert E. Mahaney
Its: Member

TENANT: AMC MARQUETTE, INC.
	By:	/s/ T. Michael Ansely
T. Michael Ansley
Its: President

Exhibit A — Legal Description of the Property
Exhibit B — Description of the Property and Premises
Exhibit C — Plans and Specifications for Landlord’s Work
Exhibit D — Guaranty of Lease

EXHIBIT A
LEGAL DESCRIPTION OF PROPERTY
LEGAL DESCRIPTIONS OF CENTRUP HOSPITALITIES
(Hotchandani) The East 30 feet of Lot Number 791 and entire Lot Number 792 of Trowbridge Park Subdivision Number 7, together with portion of adjacent vacated Orchard Street lying Northerly of said Lot Number 792.
AND
The West 90 feet of Lot Number 791 of Trowbridge Park Subdivision Number 7, together with that portion of adjacent vacated Cox Street Westerly of said Lot Number 791 and that portion of vacated Orchard Street lying Northerly of said Lot Number 791.
(Storm) The East 175 feet of Lot Number 801, EXCEPT the South 40 feet thereof, of Trowbridge Park Subdivision Number 8, according to the recorded plat thereof.
(Storm) Trowbridge Park Subdivision No 8. The East 170 feet of West 425 feet of lot Number 801, EXCEPT the South 40 feet thereof.
(Kowalski) The West 90 feet of Lot Number 789 and the North Half (N1/2) of the vacated Orchard Street lying contiguous thereto, all in Trowbridge Park Subdivision Number 7, Marquette Township, Marquette County, Michigan, according to the recorded plat thereof, Marquette County Records, being more particularly described as follows:
Commencing at the Northwest corner of Lot Number 790 (the Southeast corner of the intersection of Werner and Cox Streets); thence North 89° 50’ 08” East 119.85 feet along the North line of Lot Number 790 and the South right of way line Werner Street to the Point of Beginning at the Northwest corner of Lot Number 789; thence continuing North 89°50’ 08” East 90.00 feet along the North line of Lot Number 789 and said Werner Street right of way line; thence South 00°03’ 19” West 299.76 feet to the vacated Orchard Street centerline; thence South 89°50’ 43” West 90.00 feet along said centerline to the extension of the West line of Lot Number 789; thence North 00°03’ 19” East 299.75 feet along the West line of Lot Number 789 and the extension thereof to the Point of Beginning.
(Nagel) The Northerly 28 feet of Lot 793 of Trowbridge Park Subdivision Number 7, and the South Half (S1/2) of the vacated Orchard Street right of way lying immediately North of said Lot 793, Marquette Township, Marquette County, Michigan, according to the recorded plat thereof, Marquette County Records.

INFO FOR BWW EXHIBIT A
Buffalo Wild Wings Parcel
The East 175 feet of Lot Number 801, EXCEPT the South 40 feet thereof, of Trowbridge Park Subdivision Number 8, according to the recorded plat thereof.
Country Inn & Suites Parcels
The East 30 feet of Lot Number 791 and entire Lot Number 792 of Trowbridge Park Subdivision Number 7, together with portion of adjacent vacated Orchard Street lying Northerly of said Lot Number 792.
AND
The West 90 feet of Lot Number 791 of Trowbridge Park Subdivision Number 7, together with that portion of adjacent vacated Cox Street Westerly of said Lot Number 791 and that portion of vacated Orchard Street lying Northerly of said Lot Number 791.
BWW Additional Parking
Trowbridge Park Subdivision No 8. The East 170 feet of West 425 feet of lot Number 801, EXCEPT the South 40 feet thereof.

EXHIBIT B
DESCRIPTION OF THE PREMISES AND PROPERTY

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PARKING SUMMARY:

TOTAL	235
BUFFALO WILD WINGS:	85
HOTEL:	94
NORTH:	28
WEST:	25
TRAILER:	3

House
Drake Apartments
Property Line
North Lot
14
14
Trailer Lot
3
Hotel Parking
Country Inn & Suites
Buffalo Wild Wings Parking 85 Spaces
West Lot 25 Spaces
State Farm
US-41
US-41
Asphalt

TriMedia Consultants

SHEET TITLE
Overall Site Plan

PROJECT TITLE
Buffalo Wild Wings

CLIENT
Veridea Group
Marquette, MI

JOB NUMBER
23-217
SHEET NUMBER
C1.0

EXHIBIT C
BUFFALO WILD WINGS
EXHIBIT C
PLANS AND SPECIFICATIONS FOR LANDLORD’S WORK
In preparing the Premises for Tenant’s occupancy, Landlord shall, at Landlord’s expense, perform the services and provide the labor and materials necessary to deliver the Premises as listed below to Tenant. Tenant shall only be responsible for construction of those items that are designated as Tenant’s Responsibility.
Walls:	Landlord’s responsibility. Exterior walls shall be constructed in accordance with all applicable local building codes and standards and shall be properly insulated and waterproof.

Tenant shall be responsible to coordinate with Landlord’s contractor all of the Tenant’s work (mechanical, electrical, etc.) to be installed within walls constructed by Landlord so as not to delay the completion of the Landlord’s work.

Landlord’s responsibility. Demising Walls — dividing Premises to be constructed of 6” metal stud framing to underside of roof deck installed on floor slab provided by Landlord. Gypsum board on both sides, (fire rated where required by Building Code, taped and sanded) all provided by Landlord and shall meet all applicable local building codes and standards. Exterior walls shall be furred out with studs, drywall, and insulation.

Insulation:	Landlord’s responsibility. Landlord to put insulation on all exterior walls as well as the demised interior walls to equal R-19 rating.

New Construction:	Vapor barrier to be applied to the pad underneath the slab.

Toilets:	Landlord to provide a credit of $12,000 for restrooms.

Ceiling:
Landlord’s responsibility. Exposed underside of steel roof deck on exposed steel structural members and steel joists or purlins (unpainted). Exposed and unpainted “Shell” building mechanical, electrical and plumbing elements.

Interior Lighting Fixtures:	Landlord shall give credit to Tenant for the equivalent of a standard lighting Package which is $1.25 per square foot.

Floors:	New Construction:

Compacted sand fill graded to within +/- 0.1 foot to an elevation of four (4”) inches below finish floor. Concrete floor slab shall be smooth and level, to be provided by Landlord.

Frame:	Landlord’s responsibility. A structural frame, foundations and roof deck designed to carry the following allowable live loads per square foot:

a.	First Floor (on grade): 100 lbs. per sq. ft.

b.	Roof: 30 lbs. per sq. ft. snow load; 3 lbs. per sq. ft. superimposed load for ceiling, ductwork, TV’s, etc.
Roof:	Landlord’s responsibility. A single ply membrane roof of bonded type construction on insulated deck with a “U” factor of R-19. Landlord shall install a watertight and insulated roof.

Space Height:	Landlord’s responsibility. The maximum clear heights measured between the finished floor slab and finished ceiling in Tenant Leased Spaces shall be fourteen (14’-0”) minimum.

Basements and Mezzanines:	Not permitted.

Front Exterior:

Landlord’s responsibility. An exterior façade constructed of varied design and materials shall extend across the entire building above Tenant’s storefront area. Landlord to provide blocking and junction box for Buffalo Wild Wings signs and wedge lighting as well as a double entry storefront opening, single hollow metal rear exit door, and a single patio door, windows and glass and two (2) operating 8’ x 8’ glass garage doors pursuant to Tenant’s specifications. Design shall incorporate Buffalo Wild Wings Trade Dress and/or subject to approval by Buffalo Wild Wings Corporate Office. See Attached. Landlord shall change the exterior elevators to suit Tenant’s drawings, subject to Landlord and Tenant’s mutual approval. Front exterior shall accommodate the outdoor patio as described in Lease.

Electrical:
Landlord’s responsibility. A central transformer will be provided with electrical conduit to the Premises. Electrical power will be furnished at 1,000 Amps, 120/208 Volt 4 wire 3 phase, circuit breakers and panels and individually metered at central metering locations as determined by Tenant. A minimum of two panels will comprise the 1,000 amps. Feeders from meter to a fused disconnect switch to be furnished and installed by Landlord. Conduit to the Premises shall be provided by Landlord at a mutually agreed upon location. at location determined by Tenant’s Architect and located on the interior of the rear wall. This shall include, but not be limited to, tenant’s decorative exterior lighting and signage and all other Landlord approved elements. Landlord’s responsibility. Landlord to provide and install building mounted lighting as required to illuminate the site and public areas at locations as determined by the Landlord’s Architect.

Cable:	Landlord’s responsibility. Landlord shall provide a cable service connection to the Premises.

Telephone:
Landlord’s responsibility. Access/conduit shall be provided to the Tenant space for telecommunications wiring from the local service provider’s demarcation point. Incoming feeders to project central distribution backboards, at locations designated by Tenant. Empty conduit systems, with pull strings, to the Premises shall be provided by Landlord.

HVAC:
Landlord’s responsibility. Roof mounted equipment, Heating, Ventilation and Cooling Units will be supplied and installed by Landlord. Gas and electrical service to the building HVAC units will be provided by Landlord and connected to metering systems to be furnished by Landlord. Roof top mounted equipment will be new units per Buffalo Wild Wings specifications, or Tenant approved specifications, and Landlord will furnish and have forty-five (45) tons of cooling. All control wiring, distribution and ductwork will be provided and installed by Landlord to Tenant’s specifications.

Tenant’s responsibility. Tenant shall provide other cooling or ventilation equipment for its operation as a restaurant including all fire dampers, fire suppression requirements of its own equipment and any fire control requirements as a result of the Tenant’s use and occupancy. Tenant’s work shall conform to all applicable codes and rules pertinent to Tenant’s use of the Premises.

Meters:
Landlord’s responsibility. Shall be separately provided for all utilities running into Tenant’s space. Tenant shall be responsible for all utilities consumed in the Leased Premises. The Landlord will provide the required electric service. Utility services provided by Landlord include water (minimum 2” line, 55 psi), sanitary sewer (minimum 4” line), electric and telephone. Landlord will also provide any required utility meters for the Leased Premises and all cabinets including all panels and MDP and CT cabinets.

Water:
Landlord’s responsibility. On site water supply mains (separate for domestic and fire protection), shut-off valves and fire hydrants will be provided by the Landlord. The landlord will provide interior domestic water branch lines stubbed into the Premises at a point to be determined by Tenant. Water shall be brought to the rear of the building.

Fire Sprinklers:

Landlord’s responsibility. The interior fire protection system main will be stubbed above Premises at a point to be determined by Tenant’s architect and distribution points shall be determined by Tenant’s architect per Tenant’s specifications.

Sanitary and Storm Sewers:	Landlord’s responsibility. Sanitary and storm mains to serve the Premises and sanitary branch lines will be stubbed beneath the Premises at a location to be determined by Tenant’s Architect.

Tenant’s responsibility. New Construction: Grease trap to be provided by Landlord per Tenant’s specifications, subject to all applicable permits, zoning, building and Health department requirements, with screens and security and maintained by Tenant.

Gas:
Landlord’s responsibility. Gas service lines will be provided to a metered location as determined by Tenant. Landlord shall extend gas service lines to the Premises at a location determined by the Tenant.

Exterior Sign:

Exterior sign lights on the building for Tenant’s exclusive use are not wired to the house meter — wired and controlled by Tenant. Tenant and Landlord will cooperate to incorporate standard Buffalo Wild Wings Trade Dress to exterior with associated façade, signage and awnings. Subject to Township of Marquette approvals, the plans will be submitted by Tenant to Landlord for approval which may not be unreasonably withheld or delayed. Landlord to provide all electrical service to Tenant’s signage and lighting to Tenant’s fixtures at the façade or Tenant shall deliver to Tenant credit in an amount to be agreed upon for this specific scope of work. See Exhibit “B” attached.

Interior Finishes:	Other than those described herein as Landlord’s Work or obligation shall be provided by Tenant as specified on Tenant finish drawings.

Service Doors:

Landlord’s responsibility: Service door(s) per Tenant space and required Exit doors, in exterior building walls, will be installed by Landlord per Tenant’s specifications. Door shall be a single 3’-4“x 7’-0“x 1 3/4” prime painted hollow metal door and frame, no vision panel; with commercial grade hardware consisting of a surface mounted door closer, 1 1/2 pairs of butts, one lockset with exterior cylinder. The tenant’s preferred location will be used where timely notification (prior to commencing construction of exterior walls) is given to the Architect.

Exterior Areas:

Landlord’s responsibility. Landlord will construct parking lots, driveways, roads, landscaping and all other areas deemed Exterior areas in a class A Premises pursuant to the approved site plan attached. Landlord shall also provide Tenant with a staging area for two (2) eight (8) yard dumpsters for the use of the restaurant. Landlord to show specific area on site plan.

Tenant responsibility. Landlord shall permit Tenant to install a grease rendering container as may be required for restaurant use.

Tenant’s responsibility. Landlord shall permit Tenant to install up to four (4) small satellite dishes on the roof in an inconspicuous location, or any greater number required by Tenant and Tenant shall warrant any roof penetrations.

Landlord’s responsibility. Landlord shall permit Tenant to use the outdoor patio area exclusively for a seating area and bar area (as permitted by local laws and regulations) for food and beverage service.

Landlord’s responsibility. Landlord shall, at its sole cost, provide the concrete pad and access doors to the outdoor patio area. Landlord shall provide and install patio fencing consistent with Tenant’s Exterior Trade Dress.

Landlord’s responsibility. Landlord shall designate a “No Building Area” on the Site Plan parking area, including the four (4) reserved parking spaces.

Impact Fees:
Landlord’s responsibility. Landlord shall pay all, if any, restaurant impact fees associated with infrastructure and water and sewer capacity fees (often referred to as Tap Fees) for a sit-down restaurant in the Township of Marquette if such should be required by the Township or the County of Marquette.

Architectural Plans:

Tenant’s responsibility. Tenant shall hire a registered architect to prepare plans for permitting the interior construction and buildout by the Township of Marquette, all subject to the reasonable approval of the Landlord prior to the commencement of any Tenant Improvements.

Landlord’s responsibility. Landlord will provide Tenant with a building drawing in PDF and CAD format to confirm dimensions and square footage of the Leased Premises and Property within 30 days of Lease execution. Landlord shall provide architectural and space planning services through the architect.

Permits:
Landlord’s responsibility. The Landlord shall be responsible to permit and construct the Building shell as provided herein and the Lease, including all corresponding building construction permit fees for Landlord’s work only.

Tenant’s responsibility. Tenant shall be responsible to permit and construct all of Tenant’s Work as well as permits required to conduct its business, including the health department.

Survey:	Landlord’s responsibility. Landlord to furnish tenant with an ALTA survey and corresponding legal description.

Parking Areas, Roads & Zoning:

Landlord’s responsibility. Landlord to construct hard surfaced, properly drained, lighted, striped and landscaped parking areas, and truck service courts; access roads having directional signs and such traffic controls as may be necessary. Any exterior access ramps from the parking lot and the sidewalk to the doors for each entrance or exit, any interior access ramps and threshold risers, as required by code. Landlord shall modify front parking to accommodate Tenant’s exterior patio area.

EXHIBIT D
GUARANTY OF LEASE
THIS GUARANTY OF LEASE made as of the 7th day of December, 2009 between Centrup Hospitality, LLC, a Michigan limited liability company, as Landlord, and AMC Marquette, Inc., a Michigan corporation, as Tenant.
In consideration of and to induce the execution and delivery of that certain Lease December 7, 2009, (the “Lease”) between Landlord and Tenant, for a certain premises (the “Premises”) as more particularly described in the Lease, Guarantor hereby agrees as follows:
1. For the first five (5) Lease Years of the Lease only, Guarantor unconditionally guaranties to Landlord the full and punctual payment of all rents and other sums payable by Tenant under the Lease, and the full and punctual performance and observance of all terms, covenants and conditions on the part of Tenant to be performed and observed under the Lease (collectively the “Tenant Obligations”). Guarantor further agrees to indemnify and hold Landlord harmless for any loss, liability, damage or expense (including reasonable attorney’s fees) arising from the failure of Tenant to timely perform any of the Tenant Obligations and/or the enforcement of this Guaranty during such period. Upon Tenant’s default under the Lease and upon demand by Landlord, Guarantor shall pay or perform the Tenant Obligations so in default, as applicable, without offset, deduction or counterclaim.
2. This is a guaranty of payment and not of collection. Landlord shall not be required to pursue any remedies that it may have against Tenant or pursue any security deposit or other security or other parties as a condition to the enforcement of this Guaranty, it being intended that Guarantor’s obligations under this Guaranty shall be independent of, and in addition to, the Tenant Obligations. It is understood and agreed that Guarantor may be joined in any action against Tenant and that recovery may be had against Guarantor in such action, or in any independent action against Guarantor.
3. Guarantor waives notice of any breach or default by Tenant under the Lease, notice of acceptance of this Guaranty, and all suretyship defenses generally. The foregoing provisions shall apply without limitation to Landlord’s waiver of or failure to enforce any Tenant Obligations and/or Landlord’s granting extensions of time of performance to Tenant.
4. This Guaranty shall be absolute and continuing.
(a) Any modification, amendment or other alteration of the Lease;; any assignment of the Lease or any sublease; any release of any other party liable for the Tenant Obligations or any release of security held by Landlord for the performance of the Tenant Obligations; or any sublease of all or a portion of the Premises; and Guarantor consents to any and all of the foregoing;
(b) Any disability or other defense of Tenant, or the cessation from any other cause whatsoever of the liability of Tenant under the Lease.
The obligations and liability of Guarantor under this Guaranty shall continue in effect until all Tenant Obligations accruing during the first five (5) Lease Years of the initial term of the Lease have been fully paid and satisfied. If at any time payment of any of the Tenant Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Tenant, the obligations of the Guarantor with respect to such payment shall be reinstated at such time as though such payment had not been made.

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5. Until all Tenant Obligations are fully paid and satisfied, Guarantor (a) shall have no right of subrogation against Tenant by reason of Guarantor’s performance under this Guaranty or monies or obligations owed by Tenant to Guarantor, (b) waives any right to enforce any remedy which Guarantor now has or may hereafter have against Tenant by reason of Guarantor’s performance under this Guaranty, and (c) subordinates any liability or indebtedness of Tenant now or hereafter held by or owed to Guarantor to the Tenant Obligations.
6. This Guaranty and the obligations of the Guarantor under this Guaranty shall not be modified, discharged, waived or terminated except by an agreement in writing signed by Guarantor and Landlord and approved by the holder of any first mortgage on the Premises.
7. This Guaranty shall bind Guarantor and the successors and assigns of Guarantor. This Guaranty may be freely assigned, transferred or hypothecated by Landlord and shall run in favor and inure to the benefit of Landlord, its successors and assigns, and each subsequent holder of Landlord’s interest under the Lease. References to the term “Tenant” shall be deemed to include Tenant’s successors and assigns. This Guaranty may be assigned by Landlord but may not be assigned by Tenant.
8. This Guaranty shall be governed by and construed in accordance with Michigan law. Guarantor agrees to be subject to the jurisdiction of the appropriate courts of Michigan, to accept service of process in any action brought in Michigan, and Guarantor waives any objection to personal jurisdiction in such action.
9. Notices to the Guarantor shall be sent by certified or registered mail to the address set forth below Guarantor’s signature and shall be effective upon receipt. Alternatively, notices may be sent by Federal Express or other recognized delivery service and shall be effective upon delivery to the above address. Guarantor may change its address by giving written notice to Landlord in accordance with this provision.
10. Guarantor represents and warrants that it has the legal right and capacity to execute this Guaranty.
WITNESS the following signature(s) and seal(s) as of the day and year first above written.

INDIVIDUAL GUARANTOR(S)	CORPORATE GUARANTOR

NAME OF CORPORATION

AMC Wings, Inc., a Michigan corporation

Name:

SSN:

Address:	By:	T. Michael Ansley	(SEAL)

T. Michael Ansley

Title: President

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STATE OF MICHIGAN	)
	)	ss
COUNTY OF OAKLAND	)
The foregoing instrument was acknowledged before me this 7th day of December, 2009, by T. Michael Ansley.

/s/ Diana L. Kozar
Diana L. Kozar, Notary Public
My Commission Expires: July 31, 2015

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Appendix C to the Franchise Agreement
Addendum to Lease
This Addendum to Lease, dated December 7, 2009, is entered into between Centrup Hospitality, LLC (“Landlord”), and AMC Marquette, Inc. (“Tenant”).
RECITALS
A.	The parties have entered into a Lease Agreement, dated December 7, 2009, (the “Lease”) pertaining to the premises located at 2942 U.S. Highway 41 West, Marquette, Michigan, 49855 (the “Premises”).

B.
Landlord acknowledges that Tenant has agreed to operate a Restaurant at the Premises pursuant to Tenant’s Franchise Agreement (the “Franchise Agreement”) with Buffalo Wild Wings International, Inc. (“BWW”) under the name “Buffalo Wild Wings Grill & Bar” or other name designated by BWW (the “Restaurant”).

C.
The parties desire to amend the Lease in accordance with the terms and conditions contained in this Addendum to provide BWW the opportunity to preserve the Premises as a BWW branded restaurant as provided herein.

AGREEMENT
Landlord and Tenant agree as follows:
1.
Remodeling and Decor. Landlord agrees that Tenant has the right to remodel, equip, paint and decorate the interior of the Premises and to display such proprietary marks and signs on the interior and exterior of the Premises as Tenant is reasonably required to do pursuant to the Franchise Agreement and any successor Franchise Agreement under which Tenant may operate a Restaurant on the Premises. Any remodel of the building and/or its signs shall be subject to Landlord’s prior and reasonable approval.

2.
Assignment. Tenant does not have the right to sublease or assign the Lease to any third party without BWW’s and Landlord’s written approval. Tenant has the right to assign all of its right, title and interest in the Lease to BWW, its affiliates or its parent company, at any time during the term of the Lease, including any extensions or renewals, without first obtaining Landlord’s consent. No assignment will be effective, however, until BWW or its designated affiliate gives Landlord written notice of its acceptance of the assignment. BWW or its parent company will be responsible for the lease obligations incurred after the effective date of the assignment. If BWW elects to assume the Lease under this subparagraph or unilaterally assumes the lease as provided for in subparagraph 3(a) or 4(a), Landlord and Tenant agree that (i) Lessee will remain liable for the responsibilities and obligations, including amounts owed to Landlord, prior to the date of assignment and assumption, and (ii) BWW will have the right to sublease the Premises to another franchisee with Landlord’s prior reasonable approval — reasonableness to be based on

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proposed new franchisee’s related business experience and credit history, provided the franchisee meets BWW’s then-current standards and requirements for franchisees and agrees to operate the Restaurant as a Buffalo Wild Wings restaurant pursuant to a Franchise Agreement with BWW. Upon receipt by Landlord of an assumption agreement pursuant to which the assignee agrees to assume the Lease and to observe the terms, conditions and agreements on the part of Tenant to be performed under the Lease, the BWW Entity shall thereupon be released from all liability as tenant under the Lease from and after the date of assignment, without any need of a written acknowledgment of such release by Landlord.

3.	Default and Notice.
(a)
Landlord shall send BWW copies of all notices of default it gives to Tenant concurrently with giving such notices to Tenant. If Tenant fails to cure any defaults within the period specified in the Lease, Landlord shall promptly give BWW written notice thereof, specifying the defaults Tenant has failed to cure. BWW has the right to unilaterally assume the Lease if Tenant fails to cure. BWW shall have 15 days from the date BWW receives such notice to exercise, by written notice to Landlord and Tenant, its right for BWW or its designee (the “BWW Entity”) to assume the Lease. BWW shall have an additional 15 days from the expiration of Tenant’s cure period in which to cure the default or violation.

(b)
If the BWW Entity elects to assume the Lease, the BWW Entity shall not be required to cure defaults and/or to begin paying rent until Landlord delivers possession of the Premises to the BWW Entity. The BWW Entity shall have the right, at any time until Landlord delivers possession of the Premises, to rescind the option exercise, by written notice to Landlord.

(c)	All notices to BWW must be sent by registered or certified mail, postage prepaid, to the following address:
Buffalo Wild Wings International, Inc.
1600 Utica Avenue South
Suite 700
Minneapolis, MN 55416
Attention: General Counsel
BWW may change its address for receiving notices by giving Landlord written notice of the new address. Landlord agrees that it will notify both Tenant and BWW of any change in Landlord’s mailing address to which notices should be sent.
4.	Termination, Non-Renewal, Expiration.
(a)
If the Franchise Agreement is terminated for any reason during the term of the Lease or any extension thereof, BWW has the right, but not the obligation, to unilaterally assume the Lease by giving Landlord written notice. Within 30 days after receipt of such notice, Landlord shall give a BWW Entity written notice specifying any defaults of Tenant under the Lease.

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(b)
If the Lease contains term renewal or extension right(s) and if Tenant allows the term to expire without exercising said right(s), Landlord shall give BWW written notice thereof, and a BWW Entity shall have the option, for thirty (30) days after receipt of said notice, to exercise the Tenant’s renewal or extension right(s) on the same terms and conditions as are contained in the Lease. If a BWW Entity elects to exercise such right(s), it shall so notify Landlord in writing, whereupon Landlord and the BWW Entity shall promptly execute and deliver an agreement whereby the BWW Entity assumes the Lease, effective at the commencement of the extension or renewal term.

(c)
Upon the expiration or termination of the Lease, Landlord will cooperate with and assist BWW in gaining possession of the Premises and if a BWW Entity does not elect to enter into a new lease for the Premises with Landlord on terms reasonably acceptable to the BWW Entity, Landlord will allow BWW to enter the Premises, without being guilty of trespass and without incurring any liability to Landlord, except for any damages caused by BWW’s willful misconduct or gross negligence, to remove all signs, awnings, and all other items identifying the Premises as a Buffalo Wild Wings® Restaurant and to make such other modifications (such as repainting) as are reasonably necessary to protect the Buffalo Wild Wings® marks and system. In the event BWW exercises its option to purchase assets of Tenant, Landlord must permit BWW to remove all such assets being purchased by BWW.

5.	Additional Provisions.
(a)
Landlord hereby acknowledges that the provisions of this Addendum to Lease are required pursuant to the Franchise Agreement under which Tenant plans to operate its business and the Tenant would not lease the Premises without this Addendum.

(b)
Landlord further acknowledges that Tenant is not an agent or employee of BWW and the Tenant has no authority or power to act for, or to create any liability on behalf of, or to in any way bind BWW or any affiliate of BWW, and that Landlord has entered into this Addendum to Lease with full understanding that it creates no duties, obligations or liabilities of or against BWW or any affiliate of BWW, unless and until the Lease is assigned to, and accepted in writing by, BWW or its parent company.

(c)
BWW Entity may elect not to assume or be bound by the terms of any amendment to the Lease executed by Tenant without obtaining BWW’s prior written approval, which shall not be unreasonably withheld or delayed.

6.	Sales Reports. If requested by BWW, Landlord will provide BWW with whatever information Landlord has regarding Tenant’s sales from the Restaurant.

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7.	Modification. No amendment or variation of the terms of this Addendum is valid unless made in writing and signed by the parties and the parties have obtained the written consent of BWW.

8.
Reaffirmation of Lease. Except as amended or modified in this Addendum, all of the terms, conditions and covenants of the Lease remain in full force and effect and are incorporated by reference and made a part of this Addendum as though copied herein in full. In the event of any conflict between the terms of this Addendum and those in the Lease, the terms of this Addendum shall control.

9.	Beneficiary. Landlord and Tenant expressly agree that BWW is a third party beneficiary of this Addendum.
IN WITNESS WHEREOF, the parties have executed this Addendum as of the dates written below.

TENANT:		LANDLORD:

AMC MARQUETTE, INC.		CENTRUP HOSPITALITY, LLC

/s/ T. Michael Ansley		/s/ Robert E. Mahaney

By:	T. Michael Ansley	By:	Robert E. Mahaney
Its:	President	Its:	Member

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